Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations 469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER RESULTS

•                  EARNINGS PER SHARE OF $1.02, UP FROM $0.91 PER SHARE A YEAR AGO

•                  SEGMENT PROFIT UP 16 PERCENT, INCLUDING A 42 PERCENT RISE IN OIL & GAS

•                  NEW AWARDS OF $6.5 BILLION; ENDING BACKLOG OF $37.5 BILLION

IRVING, TEXAS — May 2, 2013 — Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2013.  Net earnings attributable to Fluor for the first quarter were $166 million, or $1.02 per diluted share, up from $155 million, or $0.91 per diluted share in the first quarter of 2012 which included the benefit of a low tax rate.  Consolidated segment profit for the quarter was $294 million, and revenue was $7.2 billion, up 16 percent and 14 percent, respectively, from the first quarter of 2012.  Current quarter results were driven by growth in the Oil & Gas and Industrial & Infrastructure segments.

New awards for the first quarter were substantial at $6.5 billion, including $3.1 billion in Oil & Gas and $2.2 billion in Industrial & Infrastructure.  Consolidated backlog at the end of the quarter was $37.5 billion, down 12 percent from a year ago mainly due to a downturn in the mining and metals market.

“We are pleased with our financial results for the quarter, including $6.5 billion of new awards,” said Chairman and Chief Executive Officer David Seaton.  “We are particularly encouraged by the strength of our Oil & Gas business.”

Corporate G&A expense for the first quarter of 2013 was $33 million, which compares favorably with $38 million in the first quarter of 2012.  Fluor’s financial condition remains strong, with cash plus current and noncurrent marketable securities totaling $2.5 billion at the end of the first quarter.

Outlook

The Company is maintaining its EPS guidance for 2013 at the previously announced range of $3.85 to $4.35 per diluted share. This is based on our positive expectations for Oil & Gas and Industrial & Infrastructure overall, which have the potential to offset uncertainty and delays in mining and metals.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $105 million, generating a 42 percent increase from the first quarter of 2012.  Revenue grew 36 percent to $2.8 billion, compared with $2.0 billion last year.  First quarter results reflect growing contributions from upstream and petrochemical projects.   New awards for the segment totaled $3.1 billion in the quarter, including petrochemical projects in the United States and China.  Backlog at the end of the first quarter rose to $18.6 billion, up 11 percent from $16.8 billion a year ago.

The Industrial & Infrastructure group reported segment profit of $127 million, up 12 percent from $113 million in the first quarter of 2012.  Revenue for the segment was $3.1 billion, compared with $3.0 billion a year ago.  Segment profit improvements were driven mainly by increased contributions from the infrastructure business line.  Segment new awards of $2.2 billion in the first quarter were driven by large infrastructure programs, including the Tappan Zee Bridge in New York and the Horseshoe road project in Texas.  Backlog at the end of the quarter was $16.0 billion, down from $23.3 billion a year ago, mainly due to reduced mining and metals awards over the past year.  As a result of an organizational realignment, effective this quarter, financial results for the Industrial & Infrastructure segment now include the operations and maintenance business line, which was previously reported as part of the Global Services segment.

Government posted segment profit of $41 million, compared with $35 million in the first quarter of 2012, including higher LOGCAP IV award fees and the close out of prior year indirect rates.  Revenue for the quarter declined 12 percent to $751 million, compared with $850 million a year ago.  Revenue for the quarter was impacted by lower LOGCAP IV task order volume and lower activity levels at the Savannah River site for the Department of Energy.  New awards totaled $756 million in the first quarter, driven primarily by the timing of the release of LOGCAP IV task orders in Afghanistan.  Backlog at the end of the quarter was $964 million, compared with $695 million a year ago.

Segment profit for Global Services was $28 million in the first quarter compared to $33 million a year ago, and revenue for the quarter decreased 18 percent to $150 million.  Results for the quarter were lower than last year due to reduced contributions from the equipment business line.  As noted above, results for Global Services no longer include the operations and maintenance business line, which is now reported as part of the Industrial & Infrastructure segment.  As a result of this change, there are no new awards or backlog for the Global Services segment.

Fluor’s Power group reported a first quarter segment loss of $6.8 million, which includes $15 million for the research and development expenses associated with the Company’s majority ownership in NuScale.  This compares with a segment loss of $2 million, including $10 million of NuScale expenses, a year ago.  Revenue for the quarter increased substantially to $383 million, compared with $175 million a year ago due to progress on gas-fired and solar projects.  New awards for the quarter were $448 million, including an extension of a long-term fossil power maintenance contract in Texas and the award of an engineering, procurement and construction contract for a solar facility in California.  Segment backlog was $1.9 billion, up from $1.8 billion in the first quarter of 2012.

First Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, May 2, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.  In addition, recast historical financial results for the last three years for the Industrial & Infrastructure and Global Services segments, that reflect the realignment of the operations and maintenance business line, can be found in the Fact Book posted to the investor relations section of the Company’s website.

About Fluor Corporation

For more than 100 years, Fluor Corporation (NYSE: FLR) has partnered with its clients to design, build and maintain many of the world’s most challenging and complex capital projects.  Through its global network of offices on six continents, more than 40,000 employees provide comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, fabrication, operations, maintenance and project management.  Today, the company serves a global client base in the energy, chemicals, government, industrial, infrastructure, operations & maintenance, manufacturing & life sciences, mining, power and transportation sectors.  Headquartered in Irving, Texas, Fluor ranks 124 on the FORTUNE 500 list and had revenue of $27.6 billion in 2012.  For more information visit www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, failure to achieve projected backlog, revenue and/or earnings levels; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on revenues, earnings, staffing levels and costs; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; current economic conditions affecting our clients, partners, subcontractors and suppliers; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; delays or defaults in client payments; foreign economic and political uncertainties that could lead to project disruptions, increased costs and potential losses; international security risks; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; ; possible information technology interruptions or inability to protect intellectual property; liabilities arising for faulty engineering services; the impact of anti-bribery and international trade laws and regulations; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; foreign exchange risks; failure to maintain safe worksites; the impact of environmental, health and safety regulations or other laws; possible limitations on bonding or letter of credit capacity; and risks or uncertainties associated with acquisitions, dispositions and investments.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 20, 2013. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2013	2012
Revenue	$7,185.6	$6,290.1
Cost and expenses:
Cost of revenue	6,843.8	6,014.2
Corporate general and administrative expense	32.6	37.8
Interest expense (income), net	2.9	(2.7)
Total cost and expenses	6,879.3	6,049.3
Earnings before income taxes	306.3	240.8
Income tax expense	93.0	63.6
Net earnings	213.3	177.2
Less: Net earnings attributable to noncontrolling interests	46.8	22.3
Net earnings attributable to Fluor Corporation	$166.5	$154.9
Basic earnings per share
Net earnings	$1.02	$0.92
Weighted average shares	162.4	168.9
Diluted earnings per share
Net earnings	$1.02	$0.91
Weighted average shares	164.0	170.4
New awards	$6,511.7	$8,394.2
Backlog	$37,459.7	$42,453.4
Work performed	$7,035.7	$6,107.5

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED MARCH 31	2013		2012(1)
Revenue
Oil & Gas	$2,769.3		$2,040.8
Industrial & Infrastructure	3,132.2		3,041.7
Government	751.2		850.1
Global Services	149.9		182.6
Power	383.0		174.9
Total revenue	$7,185.6		$6,290.1

Segment profit (loss) $ and margin %
Oil & Gas	$104.5	3.8%	$73.4	3.6%
Industrial & Infrastructure	126.9	4.1%	113.5	3.7%
Government	41.3	5.5%	35.3	4.2%
Global Services	27.7	18.5%	33.0	18.1%
Power	(6.8)	(1.8)%	(1.9)	(1.1)%
Total segment profit $ and margin %	$293.6	4.1%	$253.3	4.0%

Corporate general and administrative expense	(32.6)		(37.8)
Interest (expense) income, net	(2.9)		2.7
Earnings attributable to noncontrolling interests	48.2		22.6
Earnings before taxes	$306.3		$240.8

(1) The company’s operations and maintenance activities, previously included in the Global Services segment, have been integrated into the Industrial & Infrastructure segment. Revenue and segment profit for 2012 have been recast accordingly.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	MARCH 31,	DECEMBER 31,
	2013	2012
Cash and marketable securities, including noncurrent	$2,494.4	$2,610.0
Total current assets	6,260.8	6,094.1
Total assets	8,463.0	8,276.0
Total short-term debt	18.5	20.8
Total current liabilities	3,920.7	3,887.1
Long-term debt	496.3	520.2
Shareholders’ equity	3,485.0	3,341.3

Total debt to capitalization % (based on shareholders’ equity)	12.9%	13.9%
Shareholders’ equity per share	$21.40	$20.58

SELECTED CASH FLOW ITEMS

($ in millions)

THREE MONTHS ENDED MARCH 31	2013	2012

Cash utilized by operating activities	$(21.7)	$(47.1)

Investing activities
Net (purchases) sales and maturities of marketable securities	(25.1)	(133.2)
Capital expenditures	(56.9)	(54.3)
Proceeds from disposal of property, plant and equipment	15.7	37.2
Investments in partnerships and joint ventures	(7.4)	(0.4)
Consolidation of a variable interest entity	24.7	—
Acquisitions	(7.7)	—
Other items	4.4	(1.5)
Cash utilized by investing activities	(52.3)	(152.2)

Financing activities
Repurchase of common stock	—	(27.5)
Dividends paid	—	(21.4)
Repayment of 5.625% Municipal Bonds	(17.8)	—
Repayment of convertible debt and notes payable	(8.6)	(0.3)
Distributions paid to noncontrolling interests, net of capital contributions	(17.7)	(18.4)
Other Items	1.0	3.4
Cash utilized by financing activities	(43.1)	(64.2)

Effect of exchange rate changes on cash	(22.6)	24.4

Decrease in cash and cash equivalents	$(139.7)	$(239.1)

Depreciation	$54.6	$51.8

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED MARCH 31	2013		2012(1)		% Chg

Oil & Gas	$3,064	47%	$3,920	47%	(22)%
Industrial & Infrastructure	2,244	34%	3,992	47%	(44)%
Government	756	12%	389	5%	94%
Power	448	7%	93	1%	382%
Total new awards	$6,512	100%	$8,394	100%	(22)%

BACKLOG TRENDS
($ in millions)

AS OF MARCH 31	2013		2012(1)		% Chg

Oil & Gas	$18,561	49%	$16,751	39%	11%
Industrial & Infrastructure	15,991	43%	23,252	55%	(31)%
Government	964	3%	695	2%	39%
Power	1,944	5%	1,755	4%	11%
Total backlog	$37,460	100%	$42,453	100%	(12)%

United States	$12,121	32%	$8,774	21%	38%
The Americas (excluding the United States)	11,373	30%	12,284	29%	(7)%
Europe, Africa and the Middle East	9,555	26%	9,997	23%	(4)%
Asia Pacific (including Australia)	4,411	12%	11,398	27%	(61)%
Total backlog	$37,460	100%	$42,453	100%	(12)%

(1) The company’s operations and maintenance activities, previously included in the Global Services segment, have been integrated into the Industrial & Infrastructure segment. New awards and backlog for 2012 have been recast accordingly.